Exhibit 10.15

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

AMENDMENT NO. 1

TO THE LICENSE AGREEMENT

THIS AMENDMENT (the “Amendment No. 1”), effective as of September 21, 2015 to the October 20, 2010 License Agreement (the “Agreement”) by and between Evonik Corporation (assignee of this Agreement by SurModics Pharmaceuticals, Inc.), an Alabama Corporation, with a principal place of business at 299 Jefferson Road, Parsippany, New Jersey 07054 and a facility at 750 Lakeshore Parkway, Birmingham, Alabama 35211 (“formerly “Evonik Degussa Corporation” and hereinafter “Evonik”) and Edge Therapeutics, Inc., a Delaware corporation having a place of business at 200 Connell Drive, Suite 1600, Berkeley Heights, New Jersey 07922 (“Edge”) is made by and between Evonik and Edge.

WHEREAS, SurModics Pharmaceuticals, Inc. (“SurModics”) and Edge entered into the Agreement dated as of October 20, 2010; and

WHEREAS, on or about November 17, 2011, SurModics assigned this Agreement to Evonik; and

WHEREAS, on or about January 1, 2013, Evonik Degussa Corporation changed its name to Evonik Corporation; and

WHEREAS, Evonik and Edge have engaged in a dispute concerning the interpretation of the Agreement; and

WHEREAS, on August 18, 2015, Evonik sent Edge a letter asserting that Edge had violated various provisions of the Agreement, including the exclusive negotiating period with respect to a manufacturing agreement for Phase III Clinical Trial Material and Commercial Supply; and

WHEREAS, on August 31, 2015, Edge responded to Evonik’s August 18 letter, disputed that it had breached any provision of the Agreement or any other agreement with Evonik, and asserted that the exclusive negotiating period had ended no later than June 2014; and

WHEREAS, in order to settle said dispute, the parties hereto wish to amend this Agreement in accordance with Section 10.6 of the Agreement and to agree upon certain additional terms set forth in this Amendment No. 1;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                  Amendment to Party Name. All references to “SurModics” in the Agreement shall hereby be deleted in their entirety and replaced with “Evonik”.

2.                  Amendment to Section 3.2.1. Section 3.2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Edge shall have no obligation to negotiate an agreement for Evonik to manufacture Phase III Clinical Trial Material and Commercial Supply exclusively and in good faith with Evonik. Edge may engage a third party manufacturer other than Evonik to make the Product and such engagement shall not constitute a breach of the Agreement. Evonik shall have no obligation under the Agreement, as amended, to manufacture Phase III Clinical Trial Material and Commercial Supply, unless otherwise agreed to by the Parties. “

3.                  Amendment to Section 3.2.2. Section 3.2.2 and 3.2.3 are hereby deleted in their entirety and replaced with the following:

“3.2.2 On or about October 21, 2015, Evonik shall provide to Edge the necessary documentation to manufacture the Product, at Edge’s expense, including the following: copy of batch records, production specifications, right to reference the drug master file, if it exists, raw material specifications and standard test methods. Any such information obtained by Edge and its manufacturer(s) for manufacturing purposes shall be treated as the Confidential Information of Evonik, provided that Edge and such manufacturers(s) shall be permitted to disclose such information to third parties bound by a confidentiality agreement no less restrictive than the confidentiality provisions set forth in this Agreement and to regulatory authorities. However, in no event will Evonik be required to disclose or transfer to Edge, Edge Affiliates, Edge sublicensees or any third party, Evonik’s FormEZE process and/or technology.”

4.                  Edge acknowledges and agrees that all provisions set forth in Sections 4.1.1 and 4.1.2 concerning the giving of written notice to Evonik of First Commercial Sale of each Product and achievement of Milestones and payment of non-refundable, non-creditable amounts upon satisfaction of the applicable Milestone for each Product (on a Product-by-Product basis, including combinations thereof, as set forth in Section 4.1) shall remain in effect, notwithstanding that Evonik may not be engaged in manufacturing Phase III Clinical Trial Material or Commercial Supply and whether or not any Evonik IP Rights or Evonik Research IP Rights are used. Edge guarantees that all such payments shall be timely made to Evonik. Furthermore, Edge guarantees that in the event Edge, Edge Affiliates, Edge sublicensees or any third party that on Edge’s behalf manufactures a product consisting of a different polymer (“Alternate Product”), Edge will nevertheless make all Milestone and royalty payments and comply with all notice and reporting obligations, as indicated herein and pursuant to Sections 4.1 and 4.2 in respect of such Alternate Product.

5.                  Amendment to Section 4.1.3. Section 4.1.3 is hereby deleted in its entirety and replaced with the following:

“During the applicable Royalty Term, Edge shall pay to Evonik a royalty of ** percent (**%) of Net Sales of each and every Product which uses Evonik IP Rights or Evonik Research IP Rights and a royalty of ** percent (** %) of each and every Product or Alternate Product which does not use any Evonik IP Rights or Evonik Research IP Rights , within forty-five (45) days after the end of each calendar quarter following the First Commercial Sale of a Product or Alternate Product by Edge, its sublicensees or their respective Affiliates, whether such product is sold by Edge, a sublicensee of Edge or any Affiliate thereof. For clarity’s sake, Edge will owe a royalty of **% or **% respectively of Net Sales on each and every Product and Alternate Product sold, regardless of who actually manufactures the Product. For the sake of further clarity, Edge will owe a royalty of **% of Net Sales on each and every Product or Alternate Product sold which does not utilize Evonik IP Rights or Evonik Research IP Rights.”

6.                  Amendment to Section 4.1.4 Concerning Royalty Abatements. The parties acknowledge and agree that the abatement provisions of Section 4.1.4 relate only to the sale of Products which are commercialized utilizing Evonik Patent Rights or Evonik Research Patent Rights ordinarily subject to a **% royalty rate and that no abatements or reductions in royalty rate shall apply to Products or Alternate Products bearing the **% royalty rate pursuant to Section 4.1.3 as amended herein.

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7.                  Amendment to Section 9.3 Termination by Edge. Section 9.3 of the Agreement is deleted in its entirety.

8.                  Withdrawal of Notice of Breach. The parties acknowledge and agree that the purported notices of breach in Evonik’s August 18 letter are withdrawn. The parties further acknowledge and agree that Edge is not currently in breach of the Agreement or the Feasibility Evaluation Agreement (as amended) dated February 18, 2010 by reason of those matters identified in Evonik’s August 18, 2015 letter to Edge, and those matters identified in the letter cannot hereafter form a basis for termination by Evonik of the Agreement.

9.                  Miscellaneous.

(a)          Effect on the Agreement. The Agreement shall continue in full force and effect as amended by this Amendment No. 1 and this Amendment No. 1, together with the Agreement, constitutes the entire agreement of the parties with respect to the matters set forth herein and there are no other agreements, commitments or understandings among the parties with respect to the matters set forth herein. In the event of any conflict or inconsistency between the provisions of this Amendment No. 1 and the provisions of the Agreement, the provisions of this Amendment No.1 shall govern and control. Each and every other term, condition, covenant, representation, warranty and provision set forth in the Agreement shall remain in full force and effect in accordance with the terms of the Agreement. From and after the date hereof, all references in the Agreement to the “Agreement” shall be deemed to mean the Agreement as amended by this Amendment No. 1.

(b)         Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(c)          Defined Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have signed this Amendment No. 1 as of the date first set out above.

Evonik Corporation		Edge Therapeutics, Inc.

By:	/s/ Yann D’Herve	By:	/s/ Brian A. Leuthner
Name:	Yann D’Herve	Name:	Brian A. Leuthner
Title:	Vice President of Sales	Title:	President and Chief Executive Officer
Date:	September 18, 2015	Date:	September 18, 2015

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